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                              EMPLOYMENT AGREEMENT

        AGREEMENT made and entered into as of the 1st day of January, 2000 by and between INTEGCOM CORP., a Delaware corporation (the "Company") and IRVIN WITCOSKY ("Employee").

                              W I T N E S S E T H :

        WHEREAS, the Company desires to obtain the benefit of the services of the Employee, and the Employee desires to render such services on the terms and conditions hereinafter set forth;

        NOW, THEREFORE, the parties hereto, in consideration of the premises and the mutual covenants herein contained, hereby agree as follows:

        1. Termination of Prior Agreements. Upon the execution of this Agreement, all prior employment agreements between the Employee, and the Company or any of its affiliates, subsidiaries, and predecessor constituent corporations are terminated and of no further force and effect.

        2. Term of Employment. Subject to the terms and conditions hereinafter set forth, the Employee hereby enters into the employment of the Company, or any of subsidiary or affiliate of the Company, as the Company shall, from time to time, select, for an employment term commencing on the date of execution of this Agreement and terminating on December 31, 2004. The period during which the Employee is employed pursuant to this Agreement is herein after called the "Term


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of Employment".

        3. Scope of Employment. During the Term of Employment, the Employee shall be employed as Executive Vice-President and Secretary of the Company. In addition, the Employee shall well and faithfully render and perform, such other executive and managerial services, as may be assigned to him, from time to time, by or under the authority of the Board of Directors of the Company or of any subsidiary or affiliate of the Company. The Employee will devote his full time and efforts to the business and affairs of the Company, or such subsidiary, or affiliate as now or hereafter conducted, and shall be at all times subject to the direction and control of the Board of Directors of the Company or such subsidiary or affiliate. The Employee shall render such services which are in accordance with his utmost abilities and shall use his best efforts to promote the interests of the Company and subsidiaries and affiliates. The Employee will not engage in any capacity or activity which is, or may be, contrary to the welfare, interest or benefit of the business now or hereafter conducted by the Company and its subsidiaries and affiliates.

        4. Compensation. As full compensation for all services provided for herein, including without limiting the generality of the foregoing, all services to be rendered by the Employee as an officer or director of the Company or of any subsidiary or affiliate of the Company, the Company will pay, cause to be paid, to the Employee, and the Employee will accept, a salary, during the Term of Employment, at an annual rate of One Hundred Thirty Five Thousand Dollars ($135,000) to be paid in regular installments in accordance with the Company's usual paying practices. Such payments will be subject to such deductions by the Company as it from time to time requires to make pursuant to law, government regulations or order or by agreement with, or consent of, the Employee. Such compensation shall be increased by ten (10%) percent of the Employee's base salary in each of the third, fourth and fifth years commencing in January 2002 and continuing


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through December 2004 so that the Employee shall be paid annual compensation of
$135,000 from January 1, 2000 through December 31, 2001, $148,500 from January 1, 2002 through December 31, 2002, $163,350 from January 1, 2003 through December 31, 2003 and $179,685 from January 1, 2004 to December 31, 2004. The Board of Directors, in conjunction with its compensation committee, shall have the authority to increase such compensation, at its discretion from time to time, with the award and payment of bonuses and other forms of compensation to the Employee.

        5. Expenses. The Employee shall be entitled to reimbursement by the Company for reasonable expenses actually incurred by him on its behalf in the course of his employment by the Company, upon the presentation by the Employee, from time to time, of an itemized account of such expenditures together with such vouchers and other receipts as the Company may request.

        6. Vacation. The Employee shall be entitled to vacations in accordance with the Company's prevailing policy for its operating executives.

        7. Benefits. The Employee shall be entitled to participate in all group life insurance, medical and hospitalization plans, and pension, stock option and profit sharing plans as are presently being offered by the Company or which may hereafter during the Term of Employment be offered by the Company generally to its operating executives.

        8. Payments on Death or Disability. In the event that the Employee shall die or become disabled during the Term of Employment or any renewal thereof, the Company shall pay to his heirs, in the case of his death, or to him or his guardian, in case of his disability, a lump sum payment equal to 18 months of compensation due to him at that time hereunder or equal monthly installments covering such 18 months compensation at the discretion of the Employee, his or her guardian, whatever the case may be.


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        For purposes of this Agreement, disability of the Employee shall have occurred if (a) the Employee shall become physically or mentally incapable of properly performing his services to the Company as provided hereunder excluding infrequent and temporary absences due to ordinary illnesses; (b) such incapacity shall exist or be reasonably expected to exist for more than 90 days in the aggregate during any 12 consecutive months covered hereunder or in any renewals hereof, and (c) either the Employee or the Company shall have given the other 30 days written notice of his or its intention to terminate the Employee's active employment by the Company due to such disability.

        For purposes of this Agreement, the Employee shall on or immediately after executing this Agreement provide the Company with a written list of his heirs in order of preference regarding death payment benefits hereunder. This list may be altered and changed from time to time by the Employee by giving written notice of such changes or new list thereof to the Company as provided herein.

        9. Severance. In the event that the Employee's employment with the Company is terminated thereby without cause during the Term thereof, the Employee shall be entitled to, as severance hereunder, two year's full compensation as provided for herein or such full compensation for the remainder of the Term, whichever period is shorter. No severance compensation will be due the Employee if he is terminated for cause. Termination for cause shall include:
Employee's failure to perform his duties hereunder, his conviction of felony, alcoholism, illegal drug abuse, material violations of corporate or securities laws or similar infractions.

        10. Covenant not to Compete. During the Term of Employment and for a period of one (1) years after the Term of Employment, the Employee shall not engage, directly or indirectly, within the United States in any business engaged in the design, development, manufacture, installation, and sale of security equipment currently manufactured or installed by the Company or under its


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development. For the purpose of this paragraph, the Employee will be deemed, directly or indirectly, engaged in a business if he participates in such business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent or if he otherwise controls such business. This covenant not to compete after the Term of Employment shall become null and void if the Employee's employment is terminated without cause, if the Company fails to complete an initial public offering of its securities prior to the end of such Term or if it terminates this Agreement pursuant to Paragraph 15 hereof. The Employee shall not, for purposes of this paragraph, be deemed a stockholder if he holds less than one (1%) percent of the outstanding shares of any publicly owned corporation engaged in the same or similar business to that of the Company or any of its divisions, subsidiaries or affiliates; provided, however, that the Employee shall not be in a control position with regard to such corporation. In addition, the Employee shall not at any time, during or after the termination of this Agreement, engage in any business which uses as its name, in whole or in part, "IntegCom Corp.", "Henry Bros." or "Brothers", "Viscom", "HBE" or any other name then used by the Company or any of its affiliates or subsidiaries.

        11. Disclosure. Except as may be required by law or with the express permission of the Company's Board of Directors, the Employee will not at any time, directly or indirectly, disclose or furnish to any other person firm or corporation:

        (a) the methods of conducting the business of the Company or its subsidiaries and affiliates;

        (b) a description of any of the methods of obtaining business, installing or manufacturing or advertising security products, or of obtaining customers thereof; and/or

        (c) any confidential information acquired by him during the course of his employment by the Company, its predecessors, subsidiaries or affiliates, including, without limiting the generality of the foregoing, the names of any new customers or prospective customers of, or


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        any person, firm or corporation, who or which have or shall have traded or dealt with (whether such customers have been obtained by the Employee or otherwise) the Company, its predecessors, subsidiaries or affiliates.


        12. Inventions. As between the Employee and the Company, all products, designs, styles, processes, discoveries, materials, ideas, creations, inventions and properties, whether or not furnished by the Employee, created, developed, invented or used in connection with the Employee's employment hereunder or prior to this Agreement, will be the sole and absolute property of the Company for any and all purposes whatever in perpetuity, whether or not conceived, discovered and/or developed during regular working hours. The Employee will not have, and will not claim to have, under this Agreement or otherwise, any right, title or interest of any kind or nature whatsoever in or to any such products, processes, discoveries, materials, ideas, creations, inventions and properties.

        13. Arbitration. Any controversy arising out of or relating to this Agreement shall be resolved by arbitration in the City of New York pursuant to the rules of the American Arbitration Association then in effect. The parties hereto consent to the jurisdiction of the courts of the State of New Jersey or the United States District Court for the appropriate District of New Jersey, whichever is most appropriate, for all purposes in connection with said arbitration, and further consent that any process or notice of motion may be served outside the State of New Jersey by personal service or by Registered or Certified Mail; provided a reasonable time for appearance is allowed.

        14. Injunctive Relief. The parties hereto recognize that irreparable damage will result to the Company and its business and properties if the Employee fails or refuses to perform his obligations under this Agreement and that the remedy at law for any such failure or refusal will be inadequate.


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Accordingly, in addition to any other remedies and damages available, including the provision contained in Paragraph 13 for arbitration, the Company shall be entitled to injunctive relief, and the Employee may be specifically restrained from violating the terms and conditions of this Agreement. The institution of any arbitration proceedings shall not bar injunctive relief pending the final determination of the arbitration proceedings hereunder.

        15. Company Option to Terminate or Modify. In the event that the Company has not successfully completed an initial public offering of its securities on or before June 30, 2000, it has the right to modify or terminate this Agreement without any further liability hereunder; provided, however, that such modification or termination, if the Employee continues to work on a full-time basis for the Company in a similar capacity, will not reduce his base salary below the compensation or rate of compensation being paid immediately prior to entering into this Agreement. Any other kind of modification hereof requires the Employee's written consent.

        16. Further Instruments. The Employee will execute and deliver all such other further instruments and documents as may be necessary, in the opinion of the Company, to carry out the purposes of this Agreement, or to confirm, assign or convey to the company any products, processes, discoveries, materials, ideas, creations, inventions or properties referred to in Paragraph 11 hereof, including the execution of all patent applications.

        17. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail or telegram, as follows:

As to the Employee:     Irvin Witcosky
                        c/o IntegCom Corp.
                        280 Midland Avenue
                        Saddle Brook, NJ 07662


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As to the Company:       IntegCom Corp.
                         280 Midland Avenue
                         Saddle Brook, NJ 07662
                         Attn: James E. Henry

or to such other address as either party hereto may designate by notice given in accordance with this Agreement.

        18. Assignment. A party hereto may not assign this Agreement or any rights or obligations hereunder, without the consent of the other party hereto; provided, however, that upon the sale or transfer of all or substantially all of the assets of the Company or upon the merger by the Company into, or the combination with, another corporation, this Agreement will (subject to the provisions of Paragraph 2 hereof) inure to the benefits of and be binding upon the person, firm or corporation purchasing such assets, or the corporation surviving such merger or consolidation, as the case may be. The provisions of the Agreement are binding upon the heirs of the Employee and upon the successors and assigns of the Company hereto.

        19. Waiver of Breach. Wavier by either party of a breach of any provision of this Agreement by the other shall not operate or be constructed as a waiver of any subsequent breach by such other party.

        20. Entire Agreement. This instrument contains the entire agreement of the parties as to the subject matter hereof. It may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

        21. Applicable Law. This agreement shall be constructed in accordance with the laws of the State of New Jersey.


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        22. Severability. If any provision of this Agreement is held to be invalid or unenforceable by any court or tribunal of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgement, and such provision shall be carried out as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.

               INTEGCOM CORP.

               BY: James E. Henry
                   -------------------------------------
                   James E. Henry, President


                   Irvin Witcosky
                   -------------------------------------
                   Irvin Witcosky, Employee


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